UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 30, 2015

LANDS' END, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-09769	36-2512786

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Lands’ End Lane Dodgeville, Wisconsin	53595
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (608) 935-9341
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 30, 2015, the Board of Directors (the “Board”) of Lands’ End, Inc. (the “Company”) appointed Federica Marchionni, 43, as Chief Executive Officer of the Company and member of the Board, in each case, effective February 17, 2015. Ms. Marchionni also will serve as President of the Company.
On February 2, 2015, the Company announced the resignation of Edgar O. Huber from the Board and from his roles as President and Chief Executive Officer of the Company. Mr. Huber’s resignation from the Board was effective as of February 1, 2015. To facilitate the Company’s executive officer transition, Mr. Huber will remain as President and Chief Executive Officer of the Company through February 16, 2015.
In connection with his departure, and subject to Mr. Huber signing and not revoking a release of claims against the Company substantially in the form attached to the executive severance agreement between the Company and Mr. Huber, dated December 5, 2014 (the “Huber severance agreement”), Mr. Huber will receive: (a) the payments and benefits to which he is entitled under the Huber severance agreement upon a termination of his employment by the Company without “cause” (as defined in the Huber severance agreement) including: (1) continued payment of his $850,000 per year base salary for 24 months (subject to mitigation if Mr. Huber receives salary or fees from alternate employment during such 24-month period), (2) a lump sum payment equal to accrued vacation pay, (3) continued health insurance coverage for 24 months and (4) up to 12 months of outplacement services; and (b) pursuant to a letter agreement entered into with the Company on February 1, 2015 (the “Huber letter”) under which Mr. Huber will remain employed with the Company through February 16, 2015, upon completion of such employment: (1) the bonus that would be paid to him under the Company’s Annual Incentive Plan (“AIP”) (calculated based on actual performance for the Company’s completed 2014 fiscal year) if he remained employed through the date bonuses are otherwise paid under the AIP and (2) accelerated vesting and payment of the full amount of the $247,976.67 cash make-whole award in which he otherwise would have become vested if he had remained employed through September 1, 2015. Following his termination of employment, Mr. Huber will be subject to (a) an 18-month employee non-solicitation covenant, (b) a 12-month noncompetition covenant, and (c) 24-month non-disparagement and confidentiality covenants.
The foregoing summary of the Huber letter does not purport to be complete and is qualified in its entirety by reference to the Huber letter.
Ms. Marchionni has significant experience as an executive and director of a fashion retailer. She most recently served as President of Dolce&Gabbana USA Inc., where she grew the company’s existing business, oversaw the opening of several key flagship stores and strengthened the brand’s partnership with major U.S. department stores. Prior to assuming the role of President, Ms. Marchionni served as a global group director at Dolce&Gabbana for ten years, leading business development for business units in more than 100 countries.
In connection with Ms. Marchionni’s appointment as President and Chief Executive Officer of the Company, the Company has entered into an employment letter agreement and executive severance agreement with Ms. Marchionni, in each case, dated January 30, 2015 (respectively, the “Marchionni employment letter” and “Marchionni severance agreement”). Ms.

Marchionni’s primary workplace will be located in New York, New York, with such travel to the Company’s headquarters in Dodgeville, Wisconsin, as shall be necessary for her to perform her duties. The Marchionni employment letter provides Ms. Marchionni with the following compensation: (a) an annual base salary equal to $950,000; (b) an AIP target bonus opportunity equal to 100% of base salary (which AIP bonus amount will, for fiscal year 2015, equal the greater of (1) the AIP bonus actually earned for such year and (2) $475,000) and a target long-term incentive award opportunity equal to at least 150% of base salary; (c) a sign-on bonus of $1,000,000 (subject to repayment if, within the first 12 months of her start date, Ms. Marchionni is fired for “cause” or quits without “good reason,” each as defined in the Marchionni severance agreement); (d) a grant of restricted stock units on Company common stock with a grant date value equal to $2,750,000, which vest in installments over three years; and (e) perquisites to be mutually agreed upon with the Company, up to an annual maximum cost to the Company of $25,000.
The Marchionni severance agreement provides that, subject to her execution without revocation of a release of claims against the Company and its affiliates, if Ms. Marchionni’s employment is terminated by the Company without cause or by Ms. Marchionni for good reason, she will be entitled to: (a) continued payment of base salary for 24 months (but if such employment termination occurs during the 18-month period following a change in control of the Company, then continued payment of base salary and target bonus for 30 months); (b) continued health insurance coverage for up to 24 months (or up to 30 months, as applicable); and (c) six months of outplacement services and a lump sum payment equal to unused vacation pay. Ms. Marchionni is not entitled to any “golden parachute” excise tax gross-up payments under any plan or agreement with the Company.
Ms. Marchionni will also be subject to: (a) an employee non-solicitation covenant during her employment and for 12 months thereafter; (b) a non-competition covenant during her employment and for 12 months (24 months upon a termination without cause or resignation with good reason) thereafter; and (c) non-disparagement and confidentiality covenants during her employment and for 24 months thereafter.
The foregoing summary of the Marchionni employment letter and Marchionni severance agreement does not purport to be complete and is qualified in its entirety by reference to the Marchionni employment letter and Marchionni severance agreement.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDS’ END, INC.
Date: February 5, 2015	By: /s/ Dorian R. Williams
Name: Dorian R. Williams Title: Senior Vice President, General Counsel and Corporate Secretary

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